EXHIBIT 10.1

Layne Christensen Company

1900 Shawnee Mission Parkway • Mission Woods, Kansas 66205 • (913) 362-0510 • Fax: (913) 362-0133

JERRY W. FANSKA
V.P. Finance - Treasurer

May 3, 2005

Andrew B. Schmitt
310 West 49th Street, No. 1202
Kansas City, Missouri 64112

     Re: Retirement Benefit (as Amended and Restated to Comply with Section 409A

Dear Andy:

          As a result of new tax legislation contained in the American Jobs Creation Act of 2004, we are amending and restating your existing supplemental retirement benefit originally set forth in the letter agreement between yourself and Layne, Inc., predecessor to Layne Christensen Company, dated April 3, 1995 (the “Original Agreement”). With this new letter agreement, the Original Agreement is null and void and replaced, in its entirety, by the terms and conditions of this new agreement. Unless otherwise defined herein, all capitalized terms shall have the meaning as defined in Appendix A.

          As soon as reasonably practicable after the date which is six (6) months after your Separation from Service (or, if earlier, the date of your death), Layne Christensen Company (“Layne”) will provide you with an annual retirement benefit equal to 40% of the average of your total Compensation received during the highest five consecutive years out of your last ten years of employment, less 60% of your annual primary Social Security benefit, and further reduced, if at all, in the event your Separation from Service is prior to you attaining age 65 by the Early Retirement Reduction Factor (the “Annual Benefit”).

          A portion of your Annual Benefit will be deemed to have been funded by the Layne funded portion of the Layne Capital Accumulation Plan (“CAP Plan”). Accordingly, your Annual Benefit will be reduced by the annuity equivalent of the value of the Layne funded portion of the CAP Plan. The annuity equivalent shall be deemed to be equal to the annual amount payable if Layne had purchased an annuity which would be (i) purchased on the date of your Separation from Service, (ii) purchased from a company of Layne’s choice with a top Best rating for life insurance companies, (iii) payable annually, beginning on the date your Annual Benefit is to commence, for the remainder of your life (or the life of the last to die of you and your wife, as applicable), and (iv) purchased for a lump sum premium payment equal to the value of the Layne funded portion of your CAP Plan account, including earnings, as of the date of your Separation from Service.

          Payment of your Annual Benefit shall commence as soon as reasonably practicable after the date which is six (6) months after your Separation from Service. If you are married at the time payment commences, your Annual Benefit shall be paid in the form of a monthly joint and 100% survivor annuity benefit such that you will receive a smaller benefit than you otherwise would have if such annuity was based on your life expectancy alone, however, one hundred percent (100%) of the amount of such benefit will continue over the lifetime of your surviving spouse or you, whoever is the

Andrew B. Schmitt
May 3, 2005

survivor. If you are not married when your Annual Benefit payments commence, your Annual Benefit shall be paid monthly in the form of a single lifetime annuity based upon your life and shall terminate upon your death.

          You shall be eligible for a disability benefit as described in Appendix A if your Separation from Service is on account of a Disability.

          You shall be eligible for a death benefit as described in Appendix A if your Separation from Service is on account of your death.

          Your rights to payment under this agreement are those of a general unsecured creditor of Layne and this agreement constitutes a mere promise by Layne to make benefit payments in the future. It is the intention of the parties that this arrangement be unfunded for tax purposes and for purposes of Title I of ERISA. Further, your rights to benefit payments under this agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by your creditors or your beneficiary’s creditors. All disputes regarding any payment made or to be made under this agreement shall be handled in accordance with the claims procedures established and maintained by Layne, a copy of which shall be provided to you upon request.

          This letter (including, without limitation, the annuity assumptions contained herein) does not alter the amount otherwise due to you or the terms of payment under the CAP Plan.

Sincerely,

/s/ Jerry W. Fanska

Jerry W. Fanska

          I have read, consulted with an advisor to the extent I believe necessary, and fully understand this letter and Appendix A. I agree that this letter agreement replaces, in its entirety, the letter agreement between myself and Layne, Inc. dated April 3, 1995. I further agree that this letter and Appendix A, along with the sums payable to me under the terms of the CAP Plan, describe fully and completely all retirement or pension benefits due to me from Layne, any of Layne’s predecessors, or any of its subsidiaries or affiliates.

/s/ A. B. Schmitt
Andrew B. Schmitt

A P P E N D I X  A

Definitions

     “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time, and the rules and regulations promulgated thereunder.

     “Compensation” shall mean salary before withholding for taxes or any other purpose plus incentive compensation payments, overtime, overtime premium, commissions and bonuses, including any such amounts deferred under any plan or arrangement whatsoever, but excluding the value of fringe benefits and any other discretionary, nonrecurring or irregular payments.

     “Disability” means you (a) are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) are, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of Layne.

     “Early Retirement Reduction Factor” shall be that percentage set forth below applicable to the age at which you Separate from Service.

     “Separation from Service”, “Separate from Service” or “Separated from Service” shall have the same meaning as the term “separation from service” is referred to under Code Section 409A(a)(2)(A)(i) and interpreted pursuant to the applicable guidance issued thereunder.

Death Benefit

          The Death Benefit shall be equal to the Annual Benefit your surviving spouse would have received if (i) you had Separated from Service on the date of your death and had received the Annual Benefit, and (ii) you subsequently died; provided, however that no Early Retirement Reduction Factor shall be applied if your death occurs prior to your 65th birthday; provided further, however, that the Death Benefit shall be reduced by the annuity equivalent of the value of the Layne funded portion of the CAP Plan.

          Payment of the Death Benefit shall commence upon the last day of the month in which your death occurred. Any Death Benefit payable hereunder shall terminate upon the death of your surviving spouse entitled to receive such death benefit. No Death Benefit shall be payable to any beneficiary other than your surviving spouse.

Disability Benefit

          The Disability Benefit shall be determined in the same manner as the Annual Benefit is determined in the attached letter as of the time of your Separation from Service on account of Disability except that no Early Retirement Reduction Factor shall be applied if such Disability occurs prior to your 65th birthday. The Disability Benefit shall be reduced by the annuity equivalent of the value of the Layne

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funded portion of the CAP Plan and shall be paid in the same manner and commence at the same time as if you had Separated from Service without a Disability.

Early Retirement Reduction Factor

          In the event your Separation from Service occurs prior to your 65th birthday, the Annual Benefit so paid shall be the Annual Benefit (as computed in the attached letter) multiplied by the following percentage depending upon your age at the time you Separated from Service:

Age at Separation from Service	Percentage of Annual Benefit

55	48.81%
56	52.06%
57	55.59%
58	59.45%
59	63.68%
60	68.32%
61	73.43%
62	79.06%
63	85.31%
64	92.26%

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